PURCHASE AND SALE AGREEMENT

dated as of December 18, 2006

between

BRIDGEWATER HOTELWORKS ASSOCIATES, L.P., CHARLOTTE HOTELWORKS ASSOCIATES, L.P., GAITHERSBURG HOTELWORKS ASSOCIATES, L.P., PLEASANT HILL LODGING PARTNERS, L.P., PLEASANTON HOTELWORKS ASSOCIATES, L.P., SCOTTSDALE HOTELWORKS ASSOCIATES, L.P. and HARRISON HOTELWORKS ASSOCIATES, L.P.

collectively, as Sellers,

and

Hersha Hospitality Limited Partnership

as Purchaser

Page

ARTICLE 1 DEFINITIONS; RULES OF CONSTRUCTION	1
1.1 Definitions	1
1.2 Rules of Construction	11
ARTICLE 2 PURCHASE AND SALE; STUDY PERIOD; PAYMENT OF CONSIDERATION	12
2.1 Purchase and Sale	12
2.2 Study Period.	13
ARTICLE 3 SELLERS’ REPRESENTATIONS, WARRANTIES AND COVENANTS	15
3.1 Identity and Power.	15
3.2 Authorization, No Violations and Notices.	16
3.3 Litigation With Respect to Sellers	17
3.4 Property	17
3.5 Bankruptcy with Respect to Sellers	17
3.6 Brokerage Commission	18
3.7 Contracts and Agreements	18
3.8 No Special Taxes	18
3.9 Compliance with Existing Laws.	18
3.10 Operating Agreements	19
3.11 Warranties and Guaranties	19
3.12 Insurance	19
3.13 Condemnation Proceedings; Roadways	20
3.14 Labor Disputes and Agreements	20
3.15 Financial Information	20
3.16 Organizational Documents	20
3.17 Hazardous Substances	21
3.18 Franchise Licenses	21
3.19 Leases	21
3.20 Sufficiency of Certain Items	21
3.21 FF&E; Fixed Asset Supplies and Inventories	22
3.22 Disclosure Schedules	22
ARTICLE 4 PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS	22
4.1 Identity and Power.	22
4.2 Authorization, No Violations and Notices.	23
4.3 Noncontravention	24
4.4 Litigation	24
4.5 Bankruptcy	24
4.6 No Brokers	24
ARTICLE 5 PURCHASER’S CONDITIONS AND SELLERS’ ADDITIONAL COVENANTS	24
5.1 Sellers’ Deliveries	24
5.2 Representations, Warranties and Covenants; Obligations of Sellers; Certificate	24
5.3 Title Insurance	25
5.4 Condition of Improvements	25
5.5 Utilities	25
5.6 Management Agreements.	25

i

(continued)
Page

5.7 Liquor License	26
5.8 Property	26
5.9 Property Material Adverse Effect	26
5.10 Form of Agreements	27
ARTICLE 6 CLOSING	27
6.1 Closing	27
6.2 Sellers’ Deliveries	27
6.3 Purchaser’s Deliveries	29
6.4 Closing Costs	30
6.5 Apportionments and Other Economic Adjustments.	30
6.6 Safes and Baggage.	35
6.7 Pre-Closing Interim Operation	36
ARTICLE 7 CONDEMNATION; RISK OF LOSS	38
7.1 Condemnation	38
7.2 Risk of Loss	39
ARTICLE 8 LIABILITY OF PURCHASER; INDEMNIFICATION BY SELLERS; TERMINATION RIGHTS	39
8.1 Liability of Purchaser	39
8.2 Indemnification by Sellers	40
8.3 Termination by Purchaser.	40
8.4 Termination by Sellers.	41
8.5 Limitation on Indemnity Obligations	42
8.6 Survival of Article 8	42
ARTICLE 9 SELLERS’ CONDITIONS AND PURCHASER’S ADDITIONAL COVENANTS	42
9.1 Sellers’ Deliveries	42
9.2 Representations, Warranties and Covenants; Obligations of Sellers; Certificate	42
9.3 Franchise Licenses	42
9.4 Form of Agreements	43
ARTICLE 10 ESCROW TERMS	43
10.1 The Escrow Agent shall hold the Deposit in escrow on the following terms and conditions:	43
ARTICLE 11 MISCELLANEOUS PROVISIONS	44
11.1 Completeness; Modification	44
11.2 Assignments	45
11.3 Successors and Assigns	45
11.4 Days	45
11.5 Governing Law	45
11.6 Counterparts	45
11.7 Severability	45
11.8 Costs	45
11.9 Notices	46
11.10 Incorporation by Reference	47
11.11 Survival	47

ii

(continued)
Page

11.12 Further Assurances	47
11.13 No Partnership	48
11.14 Time of Essence	48
11.15 Confidentiality	48
11.16 Publicity	48
11.17 Joint and Several	48
11.18 Exchange	48
11.19 Sellers’ Representatives	49
11.20 Financials	49

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of the 18th day of December, 2006, (this “Agreement”) between BRIDGEWATER HOTELWORKS ASSOCIATES, L.P., CHARLOTTE HOTELWORKS ASSOCIATES, L.P., GAITHERSBURG HOTELWORKS ASSOCIATES, L.P., PLEASANT HILL LODGING PARTNERS, L.P., PLEASANTON HOTELWORKS ASSOCIATES, L.P., SCOTTSDALE HOTELWORKS ASSOCIATES, L.P., and HARRISON HOTELWORKS ASSOCIATES, L.P., each a Kansas limited partnership (each, a “Seller” and collectively, “Sellers”), and HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership, (“Purchaser”), provides:

ARTICLE 1
DEFINITIONS; RULES OF CONSTRUCTION

1.1	Definitions. The following terms shall have the indicated meanings:

“Act of Bankruptcy” shall mean if a party hereto or any member, general partner or shareholder thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any member, general partner or shareholder thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, member or shareholder, (2) the appointment of a receiver, custodian, trustee or liquidator for such party or general partner, member or shareholder or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days.

“Agreement Date” shall mean the date first written above in the preamble of this Agreement.

“Allocated Purchase Price” shall mean, for each Property, the Allocated Purchase Price for such Property as set forth in Exhibit A.

“Amended and Restated Space Lease” shall mean the Amended and Restated Space Lease substantially in the form annexed hereto as Exhibit F-2.

“Apportionment Date” shall mean December 31, 2006.

“Assignment and Assumption Agreement” shall mean one or more Assignment and Assumption Agreements, dated as of the Closing Date by and between Sellers and Purchaser or its designees, whereby Sellers assign and Purchaser or its designees assume all of Sellers’ right, title and interest in, to and under all licenses, contracts, leases, permits and agreements affecting the Portfolio that Purchaser has expressly agreed to assume in writing on or before the Closing Date.

“Authorizations” shall mean all licenses (including, without limitation, the liquor licenses for the Hotels, if any), permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of any Property or any part thereof.

“Brand” shall mean Summerfield Suites by Hyatt.

“Chicago HotelWorks” shall mean Chicago HotelWorks Hospitality Corporation, a Kansas corporation.

“Closing” shall mean the closing of the sale and acquisition of the Portfolio pursuant to this Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consideration” shall mean the excess of (a) One Hundred Sixty Nine Million Dollars ($169,000,000.00) over (b) the sum of (i) the Allocated Purchase Prices for the Excluded Properties and (ii) Sellers’ CapX Amount.

“Deposit” shall mean the amount of Eleven Million Dollars ($11,000,000) (or, at Purchaser’s election, an irrevocable letter of credit in like amount in the form annexed hereto as Exhibit C, together with interest accrued thereon, which shall be fully refundable in accordance with the provisions of this Agreement.

“Earn-Out Agreement” shall mean the Earn-Out Agreement to be entered into by Hersha Hospitality Limited Partnership and Sellers on the Closing Date, which Earn-Out Agreement shall be in the form annexed hereto as Exhibit K.

“Employees” shall mean the personnel employed to operate the Hotels.

“Employment Agreements” shall mean any and all employment agreements, written or oral, between any Seller or its managing agent and any Employee.

“Environmental Laws” shall mean any federal, state or local environmental laws, ordinances, rules, regulations, administrative or judicial orders, or any other environmental requirements.

“Escrow Agent” shall mean All American Abstract Company, Inc., having an address at 2854 Egypt Road, Audubon, Pennsylvania 19403.

“Excluded Assets” shall mean:

(a)  all cash (other than House Banks to the extent Purchaser elects to purchase the same), bank accounts and money invested with financial institutions and other liquid assets of Sellers;

(b)  any interest in and to any refund of Property Taxes (hereinafter defined) relating to the Portfolio or its operations for the period on or before the Apportionment Date;

(c)  all credits, claims for refund, prepaid expenses, deferred charges, escrow accounts, advance payments, security or other deposits, including recoverable deposits, and prepaid items (and, in each case, security interests relating thereto) arising from or in connection with, or related to, the Portfolio, its contracts or assets;

(d)  all claims or rights of Sellers against anyone arising on or before the Apportionment Date;

(e)  all insurance policies owned by any Seller and all rights, claims, proceeds and causes of action of any Seller under insurance policies and all rights in the nature of insurance, indemnification or contribution relating to such Seller or its Property, except as otherwise provided in this Agreement;

(f)  all of Sellers’ rights under this Agreement and any other agreement to sell assets of Sellers now existing or in the future and all cash and non-cash consideration payable or deliverable to Sellers pursuant to the terms and provisions hereof and thereof;

(g)  Sellers’ interest in any Land Lease or Operating Agreement that is not assumable by Purchaser;

(h)  all items listed on Exhibit B;

(i)  Sellers’ interest in, and obligations under, any Employment Agreements;

(j)  all books and records of Sellers that do not relate primarily to the Hotels, financial statements, and accounting ledgers, records, and work-papers;

(k)  Sellers’ interest in, to and under the Disposition and Development Agreement dated May 31, 2001 between the Pleasant Hill Redevelopment Agency and Pleasant Hill Lodging Partners, L.P., as amended; and

(l)  the Excluded Properties.

“Excluded Properties” is a collective reference to the Properties which have been excluded from the within purchase and sale pursuant to the express provisions hereof.

“Existing Franchise Licenses” shall mean the existing Franchise Licenses, pursuant to which Sellers operate the Properties under the Brand.

“FF&E” shall mean all tangible property and fixtures (which are not part of the Real Property) of any kind attached to or located upon, and used in connection with the ownership, maintenance, use or operation of, the Hotels as of the date hereof (or acquired by any Seller and so employed prior to Closing) including, but not limited to, all furniture, fixtures, equipment, signs; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all copy machines, computers, software, facsimile machines and other office equipment; all elevators, escalators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment; all shelving and partitions; all ventilating equipment, and all incinerating and disposal equipment; all tennis, pool and health club and fitness equipment and furnishings; all vans, automobiles and other motor vehicles; all carpets, drapes, beds, furniture, furnishings, televisions, telephones and similar property; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils; all audiovisual equipment, banquet equipment and laundry equipment; exclusive of (a) any personal property leased under the Operating Agreements, (b) items belonging to guests and tenants under the rooms agreements, and (c) the items, if any, listed on Exhibit G.

“FF&E Reserve” shall mean the balance of funds reserved for the future replacement of furniture fixtures and equipment and/or for other capital projects that are required under the Existing Franchise Licenses to be on deposit on the Closing Date, taking into account permitted withdrawals.

“FIRPTA Certificate” shall mean the affidavit of a Seller under Section 1445 of the Internal Revenue Code certifying that such Seller is not a foreign corporation, foreign seller, foreign limited liability company, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in form and substance satisfactory to Purchaser.

“Fixed Asset Supplies” shall mean all items included within the category “Property and Equipment” under the Uniform System of Accounts including, but not limited to linens, china, glassware, tableware, uniforms and similar items whether used in connection with public spaces or guest rooms.

 “Franchise License” shall mean, for each Hotel, the license granted by the Franchisor enabling such Hotel to operate under the Brand.

“Franchisor” shall mean Summerfield Hotel Company, L.L.C.

“Governmental Body” means any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, domestic or foreign.

“Hazardous Substances” shall mean any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is: (1) potentially injurious to the public health, safety or welfare, the environment or any Property, (2) regulated, monitored or defined as a hazardous or toxic substance or waste by any Governmental Body, or (3) a basis for liability of the owner of any Property to any Governmental Body or third party. Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos and mold.

“Hotel” shall mean any of the hotels (together with its related amenities) listed on Exhibit A.

“House Banks” shall mean petty cash funds and cashiers’ banks.

“Immediate CapX” shall mean the PIP (hereinafter defined) required by Franchisor in connection with the New Franchise Licenses and any Lender Required CapX.

“Immediate CapX Amount” shall mean the cost of the Immediate CapX.

“Improvements” shall mean all buildings, improvements, fixtures and other items of real estate located on the Land.

“Insurance Policies” shall mean those certain policies of insurance described on Exhibit D attached hereto.

“Intangible Personal Property” shall mean all intangible personal property owned or possessed by any Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Hotels (other than the Excluded Assets and the Existing Franchise Licenses) including, without limitation, the Authorizations, Sellers’ interest in any Land Leases, Sellers’ interest in any Operating Agreements that Purchaser or its designees have agreed to assume, Sellers’ interest in any construction, equipment, service or other types of guarantees and warranties, general intangibles, business records, plans and specifications, surveys, all other licenses which are transferable, permits and approvals with respect to the construction, ownership, operation, leasing, occupancy or maintenance of the Properties, and any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, excluding (a) the Excluded Assets which shall be maintained and/or distributed to Sellers prior to the Closing Date and (b) any of the aforesaid rights Purchaser elects not to acquire.

“Inventory” or “Inventories” shall mean all inventories of supplies of any kind owned by any Seller and used in the operation of the Hotels (irrespective of whether such are located on the premises or stored off premises) including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies, foodstuff, beverage inventories, utensils, and other such supplies.

“Knowledge” shall mean, with respect to Sellers, the actual knowledge of B. Anthony Isaac, Donald Marvin, John Cantele, Greg Epp, Roy Baker, Michael Daood, Stuart Shannon and Alan Mass; and, with respect to Purchaser, the actual knowledge of Robert Hazard, Neil H. Shah and Ashish R. Parikh.

“Land” shall mean the parcels of real estate more particularly described on Exhibit E attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of any Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

“Land Leases” shall mean any lease of real property or other occupancy agreement relating to any Property pursuant to which any Seller or its affiliate is the lessee.

“Lender” is a collective reference to any mortgage lenders providing financing to Purchaser to pay any part of the Consideration.

“Lender Required CapX” shall mean any repairs and replacements proposed by Purchaser’s third-party property condition inspector(s) (other than the PIP) for which Lender requires that funds at Closing be escrowed.

“Manager” shall mean LodgeWorks, L.P.

“Management Agreement” shall mean with respect to each Property in the Portfolio, a Management Agreement for such Property between Manager and an affiliate of Purchaser, which Management Agreement shall be substantially in the form annexed hereto as Exhibit G.

“Material Authorizations” is a collective reference to all Authorizations other than those which if not obtained and kept in full force and effect, individually or in the aggregate, could not have a Property Material Adverse Effect.

“New Franchise Licenses” shall mean the Franchise Licenses that Purchaser or its affiliate(s) shall enter into with Franchisor as a condition to Closing.

“Operating Agreements” shall mean the service contracts, supply contracts, Space Leases, leases (other than the Land Leases) and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Properties.

“Outside Closing Date” shall mean January 3, 2007; provided, however, if any of the events referred to in Sections 7.1 or 7.2 shall occur within thirty (30) days prior to the Outside Closing Date, at Purchaser’s election, the Outside Closing Date shall be extended to the day that is thirty (30) days after such occurrence.

“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory to Purchaser as determined pursuant to Section 2.2.

“Pooling Agreement” shall mean the Pooling Agreement to be entered into on the Closing Date by Purchaser or its designees and Manager, which Pooling Agreement shall be in the form annexed hereto as Exhibit H.

“Portfolio” is a collective reference to the Properties excluding the Excluded Properties.

“Portfolio Material Adverse Effect” shall mean any circumstance or event which individually or in the aggregate could have a material adverse effect on the Portfolio or the use thereof contemplated by Purchaser excluding any change in general economic, business or political conditions affecting the lodging industry.

“Property” shall mean with respect to each Hotel, the Land, Improvements, the Inventory, Systems, FF&E Reserve, the Tangible Personal Property and the Intangible Personal Property associated with such Hotel.

“Property Material Adverse Effect” shall mean any circumstance or event which individually or in the aggregate could have a material adverse effect on any Property or the use of such Property contemplated by Purchaser excluding any change in general economic, business or political conditions affecting the lodging industry.

“Purchaser’s CapX Amount” shall mean $2,500,000; provided, however, (a) if the Property in Charlotte, NC shall be excluded from the within sale pursuant to the terms hereof, Purchaser’s CapX Amount shall be reduced by $1,500,000 and (b) if any other Property shall be excluded from the within sale pursuant to the terms hereof, Purchaser’s CapX Amount shall be reduced by an amount equal to $1,161 multiplied by the number of guest rooms in such Property.

“Real Property” shall mean the Land and the Improvements.

“Sellers’ CapX Amount” shall mean the excess of the Immediate CapX Amount over the Purchaser’s CapX Amount.

“Sellers’ Representative” shall mean LodgeWorks, L.P.

“Space Lease” shall mean a lease or other occupancy agreement with a term in excess of thirty (30) days between any Seller, as lessor, and a third party, as lessee, for any portion of the Properties.

“Study Period” shall mean a period terminating on the date of execution of this Agreement.

“Systems” shall mean, without limitation, the equipment, supplies, licenses and software required to operate the Franchisor’s reservation system, the property management system, point-of-sales system, telephone system, wireless or cabled internet service system, back office system, fire-life safety system, surveillance system, time clock system and other systems used in the marketing or operations of the Hotels, all of which include requisite cabling, user manuals, warranty certificates, software and any written and any electronic books and records produced by the Systems. Systems shall not include any Seller’s interest in any Operating Agreements applicable to a particular system that is not assumable or that Purchaser or its designees have not agreed to assume.

“Tangible Personal Property” shall mean all tangible items of personal property, other than the Excluded Assets, used in or requisite to the operations of the Hotels including, but not limited to all FF&E situated on, attached to, or used in the operation of the Hotels.

“Target Closing Date” shall mean December 27, 2006.

“Title Company” shall mean All American Abstract Company, Inc.

“Title Policy” shall mean one or more policies of title insurance with appropriate endorsements issued to Purchaser or its designees by the Title Company, dated as of the Closing Date, pursuant to which the Title Company insures Purchaser’s or its designees’ ownership of fee simple title to the Real Property forming part of the Portfolio (including the marketability thereof) subject only to Permitted Title Exceptions. The aggregate amount of the Title Policies shall equal the Consideration, and each Title Policy shall be acceptable in all respects in form and substance to Purchaser.

“Utilities” shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Properties as a hotel.

1.2	Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a)	Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)	All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)	Headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)
Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and, therefor, any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

(e)	Any reference to a “business day” shall mean Monday through Friday, United States federal and bank holidays excepted.

(f)	Wherever the word “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”.

ARTICLE 2
PURCHASE AND SALE; STUDY PERIOD;
PAYMENT OF CONSIDERATION

2.1
Purchase and Sale. In consideration of the payment of the Consideration by Purchaser to Sellers, other good and valuable consideration received by each of the parties hereto, and intending to be legally bound hereby, Sellers agree to sell, assign and transfer the Portfolio to Purchaser or one or more of its designees, and Purchaser agrees to, or to cause one or more of its designees to, purchase the Portfolio, in accordance with the terms and conditions set forth herein.

(a)	The Consideration shall be paid as follows:

(i)	On or prior to the date hereof, Purchaser shall have deposited the Deposit with Escrow Agent;

(ii)	Upon Closing, at Purchaser’s election, the Deposit shall be credited to the Consideration or, provided the Consideration is simultaneously paid in full to Escrow Agent, returned to Purchaser;

(iii)
The balance of the Consideration shall be paid by Purchaser by wire transfer to the Escrow Agent at the Closing in cash. The Escrow Agent shall provide Purchaser at least two (2) days prior to the Closing with Escrow Agent’s wiring instructions for the payment of the Consideration.

(b)
The Consideration shall be held by the Escrow Agent to be released to Sellers’ Representative in accordance with the provisions of this Agreement. Sellers’ Representative shall provide Escrow Agent at least two (2) days prior to the Closing with Sellers’ Representative’s wiring instructions for the payment of the Consideration.

(c)
If all or any part of the Deposit is in the form of a letter of credit and Purchaser is entitled to the return of the Deposit, Seller shall promptly deliver to Purchaser a letter authorizing the cancellation and termination thereof. The terms of this Section 2.1(c) shall survive the Closing and termination of this Agreement.

(d)
Upon its receipt of payments on account of the Consideration, Sellers’ Representative will remit to each of the Sellers so much thereof as each such other party may be entitled. Purchaser shall have no responsibility with respect to the allocation or distribution of the Consideration among Sellers except for the payment thereof to Sellers’ Representative.

2.2	Study Period.

(a)
Purchaser has been granted the right to enter upon the Real Property and to perform, at Purchaser’s expense, such economic, surveying, engineering, topographic and marketing tests, studies and investigations, including a Phase I environmental study, as Purchaser may have deemed appropriate. Sellers have provided to Purchaser all Phase I environmental studies that Sellers have with respect to the Properties. Purchaser shall indemnify Sellers for any loss, damage or liabilities to the extent caused by Purchaser’s acts or omissions at the Properties in connection with exercising its rights under this Section 2.2(a).

(b)
Sellers have provided Purchaser access to all records and information concerning the Properties in Sellers’ possession or control, and have made available to Purchaser, its agents, auditors, engineers, attorneys and other designees, for inspection copies of all such records and information including existing architectural and engineering studies, ALTA surveys, existing title insurance policies, zoning and site plan materials, correspondence relating to environmental or title issues, environmental audits, environmental reports, zoning compliance letters, tax returns, accounts, financial reports from the date of commencement of hotel operations, existing franchise agreements, current property improvement plans, the current deed, historical reports on capital expenditures, forward-looking capital budgets, permits, licenses, operating and services contracts, Sellers’ organizational and governing documents, and all other materials or information relating to the Properties requested by Purchaser and in Sellers’ possession or control.

(c)
Purchaser has caused an examination of title to the Properties to be made and has notified Sellers of any defects in title shown by such examination that Purchaser is unwilling to accept. Sellers have notified Purchaser whether Sellers are willing to cure such defects and to proceed to Closing. Sellers may cure, but shall not be obligated to cure such defects; provided, however, if such defects consist of mortgages, deeds of trust, mechanics’ liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum or results from anything done by any Seller after the Agreement Date, Sellers shall pay and discharge (in which event, the Escrow Agent is authorized to pay and discharge at Closing) all such obligations at or prior to Closing such that all such defects are removed. If Sellers are unwilling or unable to cure any defects by Closing (other than those which it is obligated to cure), Purchaser shall elect (1) to waive such defects and proceed to Closing or (2) to terminate this Agreement and immediately receive a return of the Deposit. Sellers shall take all commercially reasonable efforts to prevent the Properties from being subjected to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. All title exceptions other than those that are to be paid or cured as provided above, those first disclosed by the Title Company after the date of Purchaser’s title examination for a Property and those objected to by Purchaser prior to the end of the Study Period shall be deemed Permitted Title Exceptions. Further, any title exception which is waived by Purchaser shall be a Permitted Title Exception.

(d)	[INTENTIONALLY OMITTED]

(e)
Sellers have contacted Franchisor and (i) formally notified Franchisor of the transaction contemplated in this Agreement, (ii) scheduled an inspection of the Hotels for the purpose of issuing New Franchise Licenses and (iii) taken such other actions as may be required under the Existing Franchise Licenses to facilitate Purchaser’s ability to secure New Franchise Licenses. Sellers shall copy Purchaser on all correspondence between Sellers and Franchisor in this regard.

(f)	Purchaser has initiated the application process for New Franchise Licenses.

ARTICLE 3
SELLERS’ REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce Purchaser to enter into this Agreement and to purchase the Portfolio, subject to the matters disclosed in Schedule 3.1 through Schedule 3.22 (collectively, the "Disclosure Schedules"), each Seller hereby makes the representations, warranties and covenants set forth in this Article 3, each of which are true and correct, and shall be true and correct as of the Closing, and upon each of which the Sellers acknowledge and agree that Purchaser is entitled to rely and has relied upon. Any information set forth in one section of the Disclosure Schedules will be deemed to apply to each other Section or subsection of this Agreement. If Sellers first discover after the date hereof that they failed to include any matter which should have been included in the Disclosure Schedules, Sellers shall be entitled to update the Disclosure Schedules to include such matter by written notice given to Purchaser on or before the expiration of the Study Period. To the extent that prior to the expiration of the Study Period Purchaser has Knowledge that any of the representations or warranties contained in this Article 3 have been breached and Purchaser elects to proceed with Closing, Purchaser shall be deemed to have waived such breach.

3.1	Identity and Power.

(a)
Each Seller has all requisite powers and all governmental licenses, authorizations, consents and approvals necessary to carry on its business as now conducted, to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of it hereunder, to perform its obligations under this Agreement and any such other documents or instruments and to consummate the transactions contemplated hereby; and

(b)
Each Seller is a limited partnership duly organized, validly existing under the laws of the State of Kansas, and has all requisite power and authority under the laws of such State and under its charter documents to conduct its business and enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Each Seller has duly qualified and is in good standing as a limited partnership in the State in which any Property owned by it is located.

3.2	Authorization, No Violations and Notices.

(a)
The execution, delivery and performance of this Agreement by Sellers, and the consummation of the transactions contemplated hereby, have been duly authorized, adopted and approved by Sellers as necessary. No other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed by Sellers and is a valid and binding obligation enforceable against Sellers in accordance with its terms.

(b)
Neither the execution, delivery, or performance by any Seller of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by such Seller with any of the provisions hereof, will,

(i)
violate, conflict with, result in a breach of any provision of, constitute a default (or an event, which, with the passage of time, the giving of notice, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the Properties or assets of any Sellers, under any of the terms, conditions, or provisions of its Certificate of Limited Partnership, Articles of Organization, Articles of Incorporation, the Limited Partnership Agreement, Operating Agreement or Bylaws, as applicable, licenses, leases, agreements, or other instruments, or obligation to which Seller is a party, or by which Seller may be bound, or to which any Seller, any Property or any of its other assets may be subject other than the Existing Franchise Licenses and the documents executed in connection with Sellers’ existing mortgage financings which will be fully discharged on the Closing Date;

(ii)	violate any judgment, ruling, order, writ, injunction or decree applicable to any Seller, or the Properties or any of Sellers’ other assets; or

(iii)	to Sellers’ Knowledge, violate any statute, rule, or regulation applicable to any Seller, or the Properties or any of Sellers’ other assets.

(c)	Sellers have conducted no business other than the ownership of the Properties.

3.3
Litigation With Respect to Sellers. There is no action, suit, claim or proceeding pending or, to Sellers’ Knowledge, threatened against or affecting any Seller, any of its assets, or any part of or interest in any Property before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other material agreement or instrument to which any Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of Sellers or the Properties, (c) could materially and adversely affect the ability of any Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, or (d) could create a lien on any Property.

3.4
Property. As of the date of this Agreement, Sellers have no Knowledge of any material title defects to the Properties not reflected in their existing title insurance policies or any zoning or other land use restrictions affecting the Real Property that could have a Property Material Adverse Effect. On the Closing Date, the Portfolio will be free and clear of all liens and encumbrances, except for the Permitted Title Exceptions. Sellers have good, marketable title to the Properties and the right to convey same. Sellers are the fee simple owners of the Real Property and the sole owners of the Properties. To Sellers’ Knowledge and except as set forth on Schedule 3.4, the Properties are in good order and condition, and Sellers have no Knowledge of any material, structural or mechanical problems or conditions affecting the Improvements.

3.5	Bankruptcy with Respect to Sellers. No Act of Bankruptcy has occurred or is contemplated with respect to any Seller.

3.6
Brokerage Commission. Sellers are wholly liable for any claims brought by any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein other than such fees, commissions or other amounts owed to any one engaged by Purchaser.

3.7
Contracts and Agreements. There is no loan agreement, guarantee, note, bond, indenture and other debt instrument, lease and other contract to which any Seller is a party and which encumber any Property or by which any Seller’s assets are bound other than the Permitted Title Exceptions, the Leases, the Operating Agreements, the Existing Franchise Licenses and the existing loan documents respecting Sellers’ existing financing which shall be paid off in full by Sellers prior to or at Closing at no cost or expense to Purchaser.

3.8
No Special Taxes. Sellers have no Knowledge of, nor has any Seller received any written notice of, any special taxes or assessments relating to any Seller or any Property or any part thereof or any planned public improvements that may result in a special tax or assessment against any Property.

3.9	Compliance with Existing Laws.

(a)
Sellers possess all Material Authorizations, each of which is valid and in full force and effect, and, to Sellers’ Knowledge, no provision, condition or limitation of any of such Material Authorization has been breached or violated. Sellers have not misrepresented or failed to disclose any relevant fact in obtaining any Material Authorization, and Sellers have no Knowledge of any change in the circumstances under which any Material Authorization were obtained that could result in their termination, suspension, modification or limitation.

(b)
Sellers have no Knowledge, nor has any Seller received written notice within the past three (3) years, of any existing violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Properties or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.

(c)	Sellers or Chicago HotelWorks own any liquor license used in connection with the operations of the Hotels.

3.10
Operating Agreements. All of the written Operating Agreements in force and effect as of the date hereof are listed on Exhibit J attached hereto. To each Seller’s Knowledge, no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a material default under any of the Operating Agreements. Without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed, no Seller shall enter into any new Operating Agreement or Land Lease that will be binding on Purchaser or any Property following the Closing unless the same can be cancelled without penalty on not more than thirty (30) days’ notice, nor shall any Seller enter into any agreements modifying the Operating Agreements or Land Leases that will be binding on Purchaser or any Property following the Closing unless the same can be cancelled without penalty on not more than thirty (30) days’ notice.

3.11
Warranties and Guaranties. Sellers shall not release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Tangible Personal Property or any part thereof, except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Sellers have no Knowledge of any such warranties or guaranties and make no representation in that respect to the transferability of any such warranties or guaranties.

3.12
Insurance. All of Sellers’ Insurance Policies are valid and in full force and effect, and Sellers shall pay all future premiums for such policies up to the Closing Date (and any replacements thereof) on or before the due date therefor. Sellers shall pay all premiums on, and shall not cancel or allow to expire any of, the Insurance Policies prior to the Closing Date unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

3.13
Condemnation Proceedings; Roadways. Sellers have received no written notice of any condemnation or eminent domain proceeding pending or threatened against any Property or any part thereof. Sellers have no Knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.

3.14
Labor Disputes and Agreements. There are not currently any labor disputes pending or, to Sellers’ Knowledge, threatened as to the operation or maintenance of any Property or any part thereof. Neither Seller nor Manager is a party to any union or other collective bargaining agreement with the Employees. To Sellers’ Knowledge, there is no labor organizing activity pending or threatened with respect to any Employees. All of the Employees are at will employees to the extent that at will employment is permitted under applicable law. Sellers have no employees.

3.15
Financial Information. Sellers have provided to Purchaser financial information regarding the Properties and the business operations of the Hotels, including profit and loss statements, occupancy reports and net income statements for years 2003 though 2005 and the period January 1, 2006 through July 31, 2006. All of the foregoing information has been prepared in conformity with generally accepted accounting procedures and the Uniform System of Accounts for the Lodging Industry, and present fairly the results of operations by Sellers of the Hotels, subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments, accruals and footnotes. To Sellers’ Knowledge, except as otherwise disclosed in writing to Purchaser prior to the Agreement Date, for each of the accounting years, when a given year is taken as a whole, all of Sellers’ and the Properties’ financial information previously delivered or to be delivered to Purchaser is and shall be correct and complete in all material respects.

3.16
Organizational Documents. Sellers’ organizational documents are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

3.17
Hazardous Substances. Except for matters disclosed in written environmental reports and statements previously delivered by Sellers to Purchaser, and except for cleaning supplies, pool supplies and the like used in the ordinary course of the operations of the Hotels, Sellers have no Knowledge of (a) the presence of any Hazardous Substances on or at any Property, or any portion thereof, or (b) any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto any Property, and or any portion thereof, or (c) the presence of any PCB transformers serving, or stored on, any Property, or any portion thereof, or (d) any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances. To Sellers’ Knowledge, there are no violations of any Environmental Laws or regulations respecting the Properties or the Hotels. In addition, without limiting the generality of the foregoing, to Sellers’ Knowledge there are no instances and there has not at any time been any evidence of mold at any Property.

3.18
Franchise Licenses. The Existing Franchise Licenses are valid and in full force and effect as of the date hereof and will remain so until the Closing. Until the Closing, Sellers will not be in default thereunder (with or without the giving of any required notice and/or lapse of time).

3.19
Leases. The Space Lease listed on Exhibit F-1 is the only Space Lease currently in effect. A true and complete copy of the Space Lease has been delivered to Purchaser. There is no default under such Space Lease. Seller shall make good faith efforts not to be in default with respect thereto (with or without the giving of any notice and/or lapse of time). Such Space Lease is to be amended and restated at Closing, and, if any, Seller will have obtained all consents of any third party necessary to assign such Space Lease to Purchaser. There are no Land Leases.

3.20	Sufficiency of Certain Items. Each Property includes:

(a)
a sufficient amount of furniture, furnishings, color television sets, carpets, drapes, rugs, floor coverings, mattresses, pillows, bedspreads and the like, of requisite quality and condition, to furnish each guest room in accordance with Franchisor’s standards applicable to the Hotels on the Agreement Date; and

(b)
a sufficient amount of towels, washcloths and bed linens together with a sufficient supply of paper goods, soaps, cleaning supplies and other such supplies and materials, as are reasonably adequate for the current operation of the Hotels and as are required by Franchisor’s standards applicable to the Hotels on the Agreement Date.

3.21
FF&E; Fixed Asset Supplies and Inventories. Attached hereto as Exhibit L is a listing of all FF&E and Fixed Asset Supplies (excluding, in each case, any items located in any guest rooms) located at the Hotels as of the date hereof. On the Closing Date the FF&E, Fixed Asset Supplies and Inventories shall be comparable in all material respects to the FF&E, Fixed Asset Supplies and Inventories currently at the Hotels.

3.22	Disclosure Schedules. Sellers have used all commercially reasonable efforts to make sure that the Disclosure Schedules are true, complete, accurate and not misleading.

ARTICLE 4
PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce Sellers to enter into this Agreement, Purchaser hereby makes the following representations, warranties and covenants, each of which is true and correct and shall be true and correct as of the Closing, and upon each of which Purchaser acknowledges and agrees that Sellers are entitled to rely and have relied upon:

4.1	Identity and Power.

(a)
Purchaser has all requisite powers and all governmental licenses, authorizations, consents and approvals necessary to carry on its business as now conducted, to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder, to perform its obligations under this Agreement and any such other documents or instruments and to consummate the transactions contemplated hereby; and

(b)
Purchaser is a Virginia limited partnership duly organized, validly existing under the laws of the State of Virginia, and has all requisite power and authority under the laws of such State and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Purchaser is in good standing as a limited partnership in the State of Virginia.

4.2	Authorization, No Violations and Notices.

(a)
The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized, adopted and approved by Purchaser as necessary. No other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed by Purchaser and is a valid and binding obligation enforceable against Purchaser in accordance with its terms.

(b)
Neither the execution, delivery, or performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will:

(i)
result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon Purchaser or any assets of Purchaser, under any of the terms, conditions, or provisions of, the Certificate of Limited Partnership or the Agreement of Limited Partnership of Purchaser, licenses, leases, agreements, or other instruments, or obligations to which Purchaser is a party, or by which Purchaser may be bound, or to which Purchaser may be subject; or

(ii)	violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to Purchaser.

4.3
Noncontravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser.

4.4
Litigation. There is no action, suit or proceeding pending against Purchaser or Purchaser’s assets before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto, or (c) could materially and adversely affect the financial position of Purchaser.

4.5	Bankruptcy. No Act of Bankruptcy has occurred with respect to Purchaser.

4.6
No Brokers. Purchaser has not engaged the services of any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transaction described herein.

ARTICLE 5
PURCHASER’S CONDITIONS AND SELLERS’ ADDITIONAL COVENANTS

The obligations of Purchaser hereunder are subject to the satisfaction of the following conditions precedent and the compliance by Sellers with the following covenants, any of which may be waived by Purchaser:

5.1
Sellers’ Deliveries. Sellers and Manager shall have delivered to the Escrow Agent or Purchaser, as the case may be, on or before the Closing Date, all of the documents, materials and other information required of Sellers or Manager pursuant to Section 6.2.

5.2
Representations, Warranties and Covenants; Obligations of Sellers; Certificate. All of Sellers’ representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made (provided, however, representations and warranties that are qualified as to materiality (including by reference to Property Material Adverse Effect or Portfolio Material Adverse Effect) shall not be deemed to be so qualified for this purpose), Sellers shall have performed all of their covenants and other obligations under this Agreement in all material respects, and Sellers shall have executed and delivered to Purchaser at Closing a certificate to the foregoing effect.

5.3
Title Insurance. Purchaser shall have received a title policy from the Title Company insuring good and indefeasible fee simple title to the Real Property issued by the Title Company at or below its regularly scheduled rates subject only to Permitted Title Exceptions.

5.4
Condition of Improvements. The Improvements and the Tangible Personal Property shall be in the same condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Except for the Excluded Assets, no Seller shall have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and condition and acceptable to Purchaser.

5.5	Utilities. All of the Utilities shall be installed in and operating at the Properties, and service shall be available for the removal of garbage and other waste from the Properties.

5.6	Management Agreements.

(a)
Sellers shall cause all the existing management agreements for the Portfolio to be terminated as of the Closing Date, and Sellers shall be responsible for all fees and costs associated with such termination.

(b)
There shall be no default (or other event or circumstance which with notice, the passage of time or both would constitute a default) on the part of Manager under the Management Agreements (determined as though the Management Agreements were fully executed and delivered).

(c)	Without limiting the foregoing, Manager shall have fully and faithfully performed its obligations under Section 5.2 of the Management Agreements.

5.7
Liquor License. Sellers, Chicago HotelWorks and Purchaser shall use commercially reasonable efforts, which efforts shall commence no later than thirty (30) days after Closing, at the sole cost of Purchaser, to obtain all governmental approvals to transfer any liquor license used in connection with the operation of the Portfolio to Purchaser as soon as reasonably possible. Sellers shall, and shall cause Chicago HotelWorks to, cooperate with Purchaser, to the extent not prohibited by applicable law, in endeavoring to allow Purchaser or its designee to use the existing liquor licenses for the Portfolio to operate the facilities in the Portfolio presently serving liquor until Purchaser can obtain the transfer of the existing liquor licenses or new liquor licenses; provided, that, Purchaser indemnifies Sellers and Chicago HotelWorks against any liability which may arise by reason of Purchaser’s use of the existing liquor licenses for the Portfolio while the same are held by Sellers or Chicago HotelWorks. To the extent not prohibited by applicable law, Sellers shall, and shall cause Chicago HotelWorks to, execute all documents necessary to effectuate the transfer of such existing liquor licenses and shall, and shall cause Chicago HotelWorks to, enter into one or more agreements (each an, “Interim Beverage Service Agreement”) with Purchaser or its designees, in form and substance reasonably acceptable to the parties, which will permit Purchaser or its designees to have use of each such existing liquor license from the Closing Date until the earlier of (i) Purchaser’s receipt of a replacement liquor license (which Purchaser agrees to make diligent efforts to procure), or (ii) six (6) months after the Closing Date, except that this six (6) month period shall be extended for an additional reasonable period of time (not to exceed one (1) year) to the extent Purchaser is continuing to use commercially reasonable efforts to obtain a replacement liquor license, but due to circumstances beyond the control of Purchaser, such license cannot be obtained within the six (6) month period. The terms of this Section 5.7 shall survive Closing.

5.8	Property. The Portfolio shall be free and clear of all liens and encumbrances, except for the Permitted Title Exceptions.

5.9
Property Material Adverse Effect. Sellers shall promptly notify Purchaser if any Seller becomes aware of circumstances or conditions that could have a Property Material Adverse Effect or result in a breach on the part of Sellers of any of the representations, warranties and/or covenants set forth herein. If there is a Property Material Adverse Effect that results from a breach hereof on the part of Seller or if any representation or warranty of Sellers fails to be true on the Closing Date in a manner that results in a Property Material Adverse Effect, Purchaser shall have the right to elect to exclude the affected Property from the within purchase and sale.

5.10
Form of Agreements. All agreements, certificates and other documents required to be delivered pursuant to the provisions of this Agreement for which a form is not attached hereto shall be reasonably satisfactory in form, scope and substance to Purchaser.

ARTICLE 6
CLOSING

6.1
Closing. Closing shall be held at a location that is mutually acceptable to the parties and may be conducted via telephone, facsimile and mail on the Target Closing Date, but in all events on or before the Outside Closing Date, time being of the essence.

6.2
Sellers’ Deliveries. At Closing, Sellers shall deliver (or cause to be delivered) to Purchaser or the Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and shall be dated as of the Closing Date; provided, the items listed in Sections 6.2(d), (g), (i), (j) and (k) shall be deemed delivered to Purchaser if the same are in the possession or control of Manager:

(a)
For each Property in the Portfolio, a special warranty deed, or other customary form of deed with covenants only against grantor’s acts, conveying fee simple title of the Real Property comprising a portion of such Property to Purchaser or its designee (“Deed”).

(b)	An Assignment and Assumption Agreement for each Property in the Portfolio.

(c)	The FIRPTA Certificate.

(d)	True, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by any Seller and relating to the Portfolio, or any part thereof.

(e)	The certificate required by Section 5.2.

(f)
Appropriate consent of Sellers authorizing (i) the execution of any documents to be executed and delivered by Sellers prior to, at or otherwise in connection with Closing and in connection with the transactions contemplated by this Agreement, and (ii) the performance by Sellers of their obligations hereunder and under such documents.

(g)	Valid, final and unconditional certificate(s) of occupancy for the Portfolio, issued by appropriate Governmental Bodies.

(h)	All current real estate and personal property tax bills in Sellers’ possession or under its control.

(i)	A set of all guest registration cards, guest transcripts, guest histories, and all other available guest information for the Portfolio.

(j)	A list of advance room reservations, functions and the like for the Portfolio, in reasonable detail so as to enable Purchaser or its designees to honor Sellers’ commitments in that regard.

(k)	All keys for the Portfolio.

(l)
To the extent not previously delivered to Purchaser during the Study Period, all books, records, operating reports, appraisal reports, files and other materials relating to the Portfolio in Sellers’ possession or control.

(m)	Evidence, reasonably acceptable to Purchaser, of the payment of all transfer taxes, if any, incurred in connection with the transactions contemplated by this Agreement.

(n)	A current payroll run for the Employees.

(o)	One or more bills of sale conveying Sellers’ interest in the Intangible Personal Property and Tangible Personal Property for each Property in the Portfolio.

(p)	An escrow of funds or a deposit with the Manager in the amount of all sales taxes relating to revenue from the Portfolio owed by Sellers, if any.

(q)	Transfer tax forms, and tax clearance certificates required by law in connection with the transaction.

(r)
The Management Agreements for the Portfolio and the Pooling Agreement, all duly executed and acknowledged by Manager, and each document or instrument required to be delivered by Manager pursuant to the terms thereof.

(s)
Right of First Offer Agreements, subject to any right of first refusal granted to the Franchisor which is still in effect, each in the form annexed hereto as Exhibit M with respect to the Hyatt Summerfield Suites in Burlington, Massachusetts and the Hyatt Summerfield Suites in Plymouth Meeting, Pennsylvania duly executed and acknowledged by the owners of those hotels and in form for recording.

(t)	The Earn-Out Agreement duly executed by Sellers.

(u)	Any other document or instrument reasonably requested by Purchaser or the Title Company or required herein.

(v)	The Amended and Restated Space Lease.

6.3	Purchaser’s Deliveries. At Closing, Purchaser or its designees shall pay or deliver to Sellers, the Escrow Agent or Manager the following:

(a)	The Consideration, paid in accordance with the provisions set forth in this Agreement;

(b)	The Assignment and Assumption Agreements for the Properties in the Portfolio;

(c)
Appropriate consent of Purchaser, authorizing (i) the execution of any documents to be executed and delivered by Purchaser prior to, at or otherwise in connection with Closing and in connection with the transactions contemplated by this Agreement, and (ii) the performance by Purchaser of its obligations hereunder and under such documents;

(d)	The Management Agreements and the Pooling Agreement, all duly executed, by Purchaser’s affiliate and each document and instrument required thereby to be delivered by such affiliate;

(e)	The Earn-Out Agreement duly executed by Hersha Hospitality Limited Partnership;

(f)	[INTENTIONALLY OMITTED]

(g)	Any other document or instrument reasonably requested by Sellers or the Title Company or required hereby; and

(h)	The Amended and Restated Space Lease.

6.4
Closing Costs. All filing fees, recording, transfer or other similar taxes due with respect to the transfer of each Property and all costs for obtaining the Title Policy for such Property shall be paid as is customary in the jurisdiction where such Property is located. All fees and costs associated with the satisfaction, discharge and/or termination of Sellers’ financing shall be paid by Sellers.

6.5	Apportionments and Other Economic Adjustments.

(a)
Items to be Apportioned. The following shall be prorated and apportioned between Sellers and Purchaser as of 11:59 PM eastern time on the Apportionment Date, except as otherwise expressly provided to the contrary below:

(i)
Property Taxes. Real estate taxes, ad valorem taxes, personal property taxes, special assessments, sewer rents and taxes, and any other governmental tax or charge levied or assessed against the Portfolio (collectively, the “Property Taxes”), shall be apportioned on the basis of the respective periods for which each is assessed or imposed. If the Closing Date shall occur before an assessment is made or a tax rate is fixed for the tax period in which the Closing occurs, the apportionment of such Property Taxes shall be calculated on the basis of the prior year’s Property Taxes, but, after the assessment and tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Sellers or Purchaser, as the case may be, shall promptly pay to the other the amount determined to be due based on such recalculation.

(ii)
Utilities. The Utilities shall be apportioned (A) by having the utility companies servicing the Portfolio make final meter readings on the Apportionment Date, the payment of which shall be Sellers’ responsibility, or (B) if such readings cannot be obtained, on the basis of the most recent bills that are available. If the apportionment is not based on an actual current reading, then, upon the taking of a subsequent actual reading, or upon receipt of a subsequent bill, such apportionment shall be recalculated and Sellers or Purchaser, as the case may be, shall promptly pay to the other the amount determined to be due upon such recalculation. Purchaser shall be under no obligation to assume or reimburse Sellers for any utility deposits made by Sellers, provided that, in the event Purchaser either receives the monetary benefit of such deposit or a credit from the applicable utility company for such deposit or, at its sole discretion, assumes a utility deposit made by Sellers, Purchaser shall credit Sellers the amount of such monetary benefit, credit or assumed utility deposit, as applicable, at Closing. In the event Purchaser elects not to assume a utility deposit made by Sellers and does not receive a credit or monetary benefit from the utility company for such utility deposit made by Sellers, the collection of such deposit shall be Sellers’ sole responsibility.

(iii)
Licenses. Prepaid fees or other charges for transferable licenses agreed to be assumed by Purchaser, if any, shall be apportioned on the basis of the fiscal period covered by such license, but all amounts refundable under unassigned or unassignable licenses shall remain the property of Sellers.

(iv)
Operating Agreements and Leases. Amounts paid or payable under the Operating Agreements and Leases agreed to be assumed by Purchaser or its designees shall be apportioned on the basis of the period covered by such payments.

(v)
Revenues. Revenue from the rental of guest rooms for the night before the Closing Date shall belong to Sellers. All revenues from the food and beverage and other sales or services posted to a guest room account through 11:59 PM eastern time on the Apportionment Date shall belong to Sellers and all revenues from food and beverage and other sales or services posted to a guest room account after this time shall belong to Purchaser. For purpose of these apportionments, the hotel personnel shall promptly post all charges as they are incurred. Revenues from any meeting room occupied but vacated prior to midnight of the Apportionment Date shall belong to Sellers. Revenues from any meeting room that was not occupied until after this time shall belong to Purchaser. Revenues for any meeting room that was occupied by the same customer on both the Apportionment Date and the Closing Date shall be allocated between Sellers and Purchaser based on the number of days that the room was occupied and unavailable for rental to other customers.

(vi)
Sales Taxes. All sales, use and occupancy taxes, if any, due or to become due in connection with revenues from the Portfolio apportioned or allocated to Sellers in accordance with Section 6.5(a)(v) shall be paid by Sellers, and all sales, use and occupancy taxes due or to become due in connection with revenues apportioned or allocated to Purchaser in accordance with Section 6.5(a)(v) shall be paid by Purchaser. Sellers and Purchaser shall each indemnify the other from and against any liability for unpaid sales, use or occupancy tax resulting from the indemnifying party’s failure to make the payments required under this Section 6.5(a)(vi).

(b)	Receivables. Sellers will retain, and Manager shall collect on Seller’s behalf all accounts receivable of Sellers.

(c)
House Banks. Purchaser shall have the option, at its sole discretion, to purchase the House Banks, provided Purchaser, if it chooses to do so, shall only purchase cash on hand and shall in no event purchase any receipts.

(d)
Employee Wages and Other Compensation. Purchaser shall be entitled to a credit against the Consideration in an amount equal to all unpaid wages or salaries for Employees accrued through the Apportionment Date, including any earned (but unused) vacation days accrued through the Apportionment Date (whether or not vested), any employment taxes due thereon and any retirement plan, medical or other similar deductions therefrom through the Apportionment Date (collectively, the “Sellers’ Employee Payment”). Notwithstanding anything herein to the contrary, Sellers shall be responsible for, and Purchaser shall be entitled to a credit for, Sellers’ Employee Payment accruing (i) through the Closing Date for housekeeping and laundry service employees, (ii) through the posted check-out time for front desk employees, (iii) through 7:00 AM eastern time on the Closing Date for the night auditor, and (iv) through 11:59 PM eastern time on the Apportionment Date for service and kitchen staff employees. After the Closing, Purchaser shall be responsible to pay all costs for which it received such credit, but only to the extent of such credit. Further, Purchaser shall remit to Sellers’ Representative any portion of such credit attributable to any earned but unvested vacation or sick days to the extent such vacation or sick days fail to ever vest or be used.

(e)
Reconciliation and Final Payment; Intent of Section. Sellers and Purchaser shall cooperate after Closing to make a final determination of the prorations and adjustments required hereunder as soon as reasonably practicable, but in no event later than ninety (90) days after the Closing Date (except with respect to any item which is not determinable within such time frame, as to which the time period shall be extended until such item is determinable). Upon the final reconciliation of the prorations and adjustments under this Section 6.5, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation thereof. It is the intent of the parties that all items herein which are subject to apportionment shall, except as otherwise specifically provided in Section 6.5, result in Sellers receiving all of the economic benefits and burdens of the Portfolio with respect to the period prior to the Closing Date, and Purchaser receiving all of the economic benefits and burdens of the Portfolio with respect to the period from and after the Closing Date.

(f)
Sellers’ Acknowledgement. It is expressly acknowledged and agreed by Sellers that Purchaser has no intention of assuming, and does not and will not, in any way, assume, undertake, agree to perform or accept responsibility for any debts, liabilities or obligations of Sellers of any kind whatsoever, whether absolute, contingent or otherwise, known or unknown, pending or threatened, concerning the Properties or otherwise, other than liabilities and obligations that Purchaser expressly assumes under the terms of this Agreement or under any of the documents executed by Purchaser at the Closing. Sellers shall remain fully and solely responsible for the satisfaction of all of Sellers’ own liabilities and obligations, absolute, contingent or otherwise, known or unknown, liquidated or unliquidated, pending or threatened, whether incurred before or after the Closing Date, except as aforesaid.

(g)
Accounts Payable. Sellers shall retain and be responsible for the payment of all accounts payable and other debts and liabilities of Sellers or otherwise relating to the Hotels, which have accrued prior to the Closing, whether or not invoiced (the “Accounts Payable”), except to the extent Purchaser has received a credit for any such item under Section 6.5 of this Agreement. The parties acknowledge and agree that, except as may be expressly set forth in this Agreement, Purchaser is in no way assuming any responsibility for the payment of any Accounts Payable of Sellers.

(h)
Sellers’ CapX Amount. The parties shall use Lender’s estimate of the Immediate CapX Amount for purpose of determining Sellers’ CapX Amount and the amount of the Consideration to be paid at Closing. Promptly after completion of the Immediate CapX, the parties shall make the appropriate adjustment required if the actual CapX Amount differs from such estimate. Purchaser shall negotiate on behalf of itself and Sellers with Lender to limit the Immediate CapX to appropriate items and to limit the Lender’s estimates thereof to appropriate amounts.

(i)
Survival. The provisions of this Section 6.5 shall survive the Closing provided that all demands under this Section 6.5 (other than under Section 6.5(h)) shall be made within one (1) year after the Closing Date.

6.6	Safes and Baggage.

(a)
Safes. On or prior to the Closing Date, Sellers shall give written notices to those persons who have deposited items in any central safes (excluding in-room safes), advising them of the sale of the Portfolio to Purchaser and requesting the removal or verification of their contents in such safes on the Closing Date. All such removals or verifications on the Closing Date shall be under the supervision of Sellers’ and Purchaser’s respective representatives. All contents which are to remain in the safes shall be recorded. Items belonging to guests who have not responded to such written notice by so removing or verifying their safe contents by the end of the day shall be recorded in the presence of the respective representatives. Any such contents so verified or recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser and Purchaser hereby agrees to indemnify, defend and hold Sellers harmless from any liability therefor. Sellers hereby agree to indemnify and hold Purchaser harmless from any liability arising from claims by guests for any loss of contents in the safes not verified or recorded on the Closing Date.

(b)
Baggage. On the Closing Date, representatives of Purchaser and Sellers shall take an inventory of all baggage, valises and trunks checked or left in the care of Sellers at the Portfolio. From and after the Closing Date, Purchaser shall be responsible for all baggage listed in said inventory and Purchaser hereby indemnifies and agrees to hold Sellers harmless from any liability therefor. Sellers shall remain liable for any negligence or malfeasance with respect to such baggage which occurred prior to the Closing Date as well as for claimed omissions from said inventory, and hereby indemnify and agree to hold Purchaser harmless from any liability therefor.

6.7	Pre-Closing Interim Operation. Sellers hereby covenant and agree that between the date of this Agreement and the Closing:

(a)
Operating in Ordinary Course. Sellers covenant that between the date hereof and the Closing Date, Sellers shall and shall cause the Manager to (i) operate the Properties only in the usual, regular and ordinary manner consistent with Sellers’ prior practice, (ii) maintain the books of account and records in the usual, regular and ordinary manner, in accordance with Sellers’ accounting system, (iii) use all commercially reasonable efforts to preserve intact the present business organization, (iv) maintain the quality and condition of the Improvements and Tangible Personal Property in the same or better quality and condition as they are as of the date hereof, and (v) keep available the services of the present Manager and preserve their relationships with suppliers and others having business dealings with them. Sellers shall continue to make good faith efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Properties in generally the same manner as Sellers did prior to the execution of this Agreement. Except as otherwise permitted hereby, from the date hereof until Closing, Sellers shall not take any action or fail to take action the result of which would be to encourage any employees of Manager to terminate their employment prior to Closing or otherwise have a Property Material Adverse Effect or Portfolio Material Adverse Effect. Sellers may terminate or modify existing Operating Agreements and room agreements and enter into new Operating Agreements and room agreements on commercially reasonable terms only with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no such consent shall be required in the case of an Operating Agreement or room agreement which is terminable without penalty on not more than thirty (30) days notice. If Purchaser fails to respond to a written request for consent within seven (7) days after receipt of such request, such consent shall be deemed given. Sellers shall provide Purchaser with copies of any such terminations and modifications, and new Operating Agreements and room agreements promptly after the execution thereof. Except in the ordinary course of business, Sellers shall not transfer to any third party or remove any FF&E from the Hotels after the date hereof, except for repair or replacement thereof with items of substantially similar quality. Sellers will not take any action which will adversely affect title to the Properties or cause the representations and warranties set forth in Article 3 above to be untrue as of the Closing Date.

(b)
Contract Defaults. If any Seller shall receive written notice of any default under any room agreement, Operating Agreement or Land Lease, Sellers shall promptly deliver a copy of said notice to Purchaser.

(c)
Transition of Management, Communications with Employees. Sellers shall, and shall cause Manger to, permit Purchaser’s transition asset management team to witness and review the management and operation of the Portfolio (including operations conducted in Manager’s home office) for a period of fourteen (14) days prior to the Closing Date. Personnel from Purchaser’s transition asset management team shall have reasonable access during normal business hours to all books and records to be transferred to Purchaser and shall have the right (at Purchaser’s expense) to establish duplicate books in order to effect a smooth transition in the ownership and asset management of the Hotels; provided, however, that Purchaser and its transition asset management team (i) shall not unreasonably interfere with the normal management and operation of the Hotels, (ii) shall hold all information acquired from such books and records confidential, (iii) shall repair any damage to the physical condition of the Hotels caused by Purchaser, its agents or their respective employees, and (iv) shall not be deemed to have assumed asset management responsibilities for the Hotels prior to Closing by virtue of their presence at the Hotels. Purchaser shall indemnify Sellers from and against any and all loss, damage, liability, cost or expense resulting from the violation or breach of any of the covenants set forth in clauses (i) through (iv) of the preceding sentence, which indemnity shall survive the Closing or the termination of this Agreement for six (6) months. All expenses of Purchaser’s transition asset management team, including the cost of rooms, food and beverage and other services, shall be paid by Purchaser; provided, however, that Sellers will endeavor to make available to Purchaser (at no cost or expense to Purchaser) rooms for Purchaser’s transition asset management team, subject to availability. During such period, Purchaser shall be permitted to communicate with the general managers and directors of sales of the Hotels and Manager’s home office personnel.

(d)	Representations and Warranties. Each of the parties hereto shall refrain from taking any action which knowingly violates any representation or warranty contained in this Agreement.

(e)
Existing Franchise Licenses Termination and New Franchise Licenses. Provided the New Franchise Licenses are issued by Franchisor, Sellers shall cause Franchisor to terminate, effective on the Closing Date, the Existing Franchise Licenses, which termination shall create no liability to Purchaser as the result of the Existing Franchise License or its termination including, without limitation, liability for the payment of any termination fee. Sellers shall use commercially reasonable efforts, at no costs or expense to Sellers, to assist Purchaser in securing New Franchise Licenses, which shall include consulting with Purchaser on the initial scope of any renovation work that the Franchisor presents as a condition to the issuance of the New Franchise License (the “PIP”) and negotiating with the Franchisor to revise the initial PIP to conform to the PIP that Purchaser, in consultation with Sellers, believes to be appropriate.

(f)
No Material Changes. From and after the date hereof and up to the Closing Date, Sellers shall not, without the prior written consent of Purchaser, (i) make, cause to be made, or permit to be made any material physical change to the Properties or (ii) sell or otherwise dispose of any of the Properties.

ARTICLE 7
CONDEMNATION; RISK OF LOSS

7.1
Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of a Property, or any proposed sale in lieu thereof, Sellers shall give written notice thereof to Purchaser promptly after any Seller learns or receives notice thereof. If all or a material portion of such Property is, or is to be, so condemned or sold, Purchaser shall have the right to exclude such Property from the within purchase and sale. If Purchaser elects not to so exclude such Property or if less than a material portion of Property is, or is to be, so condemned or sold, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to Purchaser at Closing.

7.2
Risk of Loss. The risk of any loss or damage to each Property prior to the Closing shall remain upon Sellers. If any such loss or damage to a Property is not material to such Property, Purchaser shall be obligated to purchase such Property in accordance with the terms of this Agreement as if the loss or damage did not occur, provided that such loss and/or damage is fully insured or Sellers, at Closing, shall reimburse Purchaser for the balance of the cost to fully repair such loss and/or damage not fully covered by the proceeds of insurance, and provided that Sellers shall have the obligation to pay the deductible on any insurance relating to the loss and/or damage and all insurance proceeds and rights to proceeds arising out of such loss and/or damage shall be paid or assigned, as applicable, by Sellers to Purchaser at Closing. If any such loss or damage is material to such Property or any such loss or damage is uninsured or underinsured, Purchaser shall have the right, at its sole and absolute discretion, to exclude the affected Property from the within purchase and sale. If Purchaser does not elect to so exclude such Property, Sellers shall have the obligation to pay the deductible for all insurance covering such loss and/or damage, and all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to Purchaser at Closing.

ARTICLE 8
LIABILITY OF PURCHASER; INDEMNIFICATION BY SELLERS; TERMINATION RIGHTS

8.1
Liability of Purchaser. Purchaser hereby indemnifies and holds Sellers harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses that may at any time be incurred by Sellers arising out of the operation or use of the Portfolio by Purchaser or its designees after Closing. Except for any obligation expressly assumed or agreed to be assumed by Purchaser or its designees hereunder or in the Assignment and Assumption Agreement, Purchaser does not assume any obligation of Sellers’ or any liability for claims arising out of any occurrence prior to Closing, or arising out of any representation, warranty, covenant, or other obligation of Sellers arising out of this Agreement.

8.2
Indemnification by Sellers. Each Seller hereby indemnifies and holds Purchaser harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses, that may at any time be incurred by Purchaser, whether before or after Closing, arising out of the Excluded Assets or the operations of the Hotels or use of the Properties prior to the Closing Date or, subject to Section 11.11, resulting from any breach or violation by any Seller of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by any Seller pursuant hereto.

8.3	Termination by Purchaser.

(a)
If any condition (other than a condition which has been waived) set forth in this Agreement is not satisfied on the date on which the Closing is scheduled to occur and Sellers fail to satisfy such condition on or before the Outside Closing Date, any Seller defaults in performing any of its material obligations under this Agreement (including its obligation to sell the Portfolio), any representation or warranty given by any Seller in this Agreement is not true and correct as of the Closing in all material respects, shall have occurred or upon the occurrence of any other event that would entitle Purchaser to terminate this Agreement and its obligations hereunder, Purchaser, at its option, shall elect either (i) to terminate this Agreement and receive a full refund of the Deposit plus, if any Seller is in default hereunder, a reimbursement not to exceed $175,000 from Sellers for Purchaser’s actual out-of-pocket costs (including, without limitation, reasonable attorney fees) incurred in negotiating this Agreement, due diligence and enforcing Purchaser’s rights under this Agreement, and all other rights and obligations of Sellers and Purchaser hereunder shall terminate immediately, or (ii) to waive its right to terminate and, instead, to proceed to Closing, or (iii) to seek specific performance of the consummation of the transaction contemplated herein.

(b)	[INTENTIONALLY OMITTED]

(c)
If the New Franchise Licenses are not issued on or before the Closing Date and this Agreement has not previously been terminated, Purchaser may terminate this Agreement. Upon such termination, Sellers shall be entitled to receive the Deposit as LIQUIDATED DAMAGES in full and complete satisfaction of any and all claims of Sellers.

8.4	Termination by Sellers.

(a)
If, prior to Closing, Purchaser materially defaults under this Agreement and Purchaser fails to cure any such default on or before the Outside Closing Date and Closing does not occur as a result of Purchaser’s material default or if the Closing does not occur because the New Franchise Licenses were not issued on or before the Closing Date, then Sellers’ sole remedy shall be to terminate this Agreement. Upon such termination by Sellers pursuant to this Section 8.4, Sellers shall be entitled to receive the Deposit as LIQUIDATED DAMAGES in full and complete satisfaction of any and all damages incurred by Sellers, it being acknowledged and agreed that it would be difficult or impossible to ascertain the precise amount of such damages, and the amount of the Deposit is fair and reasonable estimates of the amount of such damages. Sellers waive all other remedies.

(b)
If the portion of Sellers’ CapX Amount attributable to Lender Required CapX, based on Lender’s estimate of the Immediate CapX Amount at Closing, exceeds $700,000 and Purchaser does not agree to reduce Sellers’ CapX Contribution so that such portion shall no longer exceed $700,000, then Sellers shall have the right to terminate this Agreement prior to Closing provided that simultaneously with such termination Sellers pay to Purchaser one-half (1/2) of all out-of-pocket costs and expenses incurred by Purchaser in obtaining property condition and environmental reports for the Properties. Upon such termination and payment, the Deposit shall be returned to Purchaser whereupon this Agreement shall be of no further force or effect except for those obligations which survive termination.

8.5
Limitation on Indemnity Obligations. Notwithstanding anything contained herein to the contrary, Sellers shall not have any obligation for any claim for indemnification made against them under Section 8.2 for breach of a representation or warranty relating to an individual Property to the extent that such claims with respect to such Property do not exceed $25,000 in the aggregate. However, once the aggregate of such claims for any individual Property exceeds $25,000 for such Property, then Sellers shall be liable for the full amount of all such claims for such Property. Sellers’ aggregate liability for any breaches of representation and warranties hereunder shall not exceed $8,450,000.

8.6	Survival of Article 8. The provisions of this Article 8 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 9
SELLERS’ CONDITIONS AND PURCHASER’S ADDITIONAL COVENANTS

The obligations of Sellers hereunder are subject to the satisfaction of the following conditions precedent and the compliance by Purchaser with the following covenants, any of which may be waived by Sellers:

9.1
Sellers’ Deliveries. Purchaser (or its designees) shall have delivered to the Escrow Agent or Sellers, as the case may be, on or before the Closing Date, all of the documents and other information required of Purchaser (or its designees) pursuant to Section 6.3.

9.2
Representations, Warranties and Covenants; Obligations of Sellers; Certificate. All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made, Purchasers shall have performed all of its covenants and other obligations under this Agreement in all material respects, and Purchaser shall have executed and delivered to Sellers at Closing a certificate to the foregoing effect.

9.3
Franchise Licenses. Franchisor shall have approved and granted New Franchise Licenses to Purchaser or its affiliate or subsidiary and copies of such new Franchise Licenses shall have been delivered to Sellers. Purchaser shall have the right, but not the obligation, to extend the Closing until up to the Outside Closing Date as reasonably required by Purchaser to obtain the New Franchise Licenses.

9.4
Form of Agreements. All agreements, certificates and other documents required to be delivered pursuant to the provisions of this Agreement for which a form is not attached hereto shall be reasonably satisfactory in form, scope and substance to Sellers.

ARTICLE 10
ESCROW TERMS

10.1	Escrow Terms. The Escrow Agent shall hold the Deposit in escrow on the following terms and conditions:

(a)
The Deposit (to the extent in the form of cash) shall be deposited in an interest-bearing account. The maturity of the investment for the Deposit so deposited shall not exceed thirty (30) days or the anticipated date of the Closing, whichever is earlier, and if such maturity shall occur prior to the Closing, the Deposit shall be reinvested under the same terms and conditions.

(b)	The Escrow Agent shall deliver the Deposit to Sellers or Purchaser, as the case may be, in accordance with the provisions of this Agreement.

(c)
Any notice to or demand upon the Escrow Agent shall be in writing and shall be sufficient only if received by the Escrow Agent within the applicable time periods set forth herein, if any. Notices to or demands upon the Escrow Agent shall be sent by electronic mail, or overnight courier service, with respect for next day delivery, to the address set forth in Section 11.9 of this Agreement, or served personally upon the Escrow Agent with receipt acknowledged in writing by the Escrow Agent. Notices from the Escrow Agent to Sellers or Purchaser shall be sent to them in accordance with Section 11.9 of this Agreement.

(d)
If the Escrow Agent shall have received notice signed by either party advising that litigation between the parties over entitlement to the Deposit has been commenced, the Escrow Agent shall, on demand of either party, deposit the Deposit with the clerk of the court in which such litigation is pending. If at any time the Escrow Agent is uncertain of its duties hereunder or if the Escrow Agent for any other reason is no longer willing to serve as escrow agent, the Escrow Agent may, on notice to the parties, take such affirmative steps as it may, at its option, elect in order to terminate its duties as the Escrow Agent including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction and the commencement of an action for interpleader, the reasonable costs of which shall be borne by whichever of the parties is the losing party. Upon the taking by the Escrow Agent of such action described, the Escrow Agent shall be released of and from all liability hereunder.

(e)
The Escrow Agent shall not incur any liability in acting upon any signature, notice, demand, request, waiver, consent, receipt or other paper or document believed by the Escrow Agent to be genuine. The Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so, or is otherwise acting or failing to act under this Section except in the case of the Escrow Agent’s gross negligence or willful misconduct.

(f)
The terms and provisions of this Article shall create no right in any person, firm or corporation other than the parties and their respective successors and permitted assigns, and no third party shall have the right to enforce or benefit from the terms hereof.

(g)	The Escrow Agent has executed this Agreement for the sole purpose of agreeing to act as such in accordance with the terms of this Agreement.

ARTICLE 11
MISCELLANEOUS PROVISIONS

11.1
Completeness; Modification. This Agreement and the documents and instruments to be executed pursuant to the terms hereof constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

11.2
Assignments. Purchaser may assign its rights hereunder to any affiliate without the consent of Sellers. No such assignment shall relieve Purchaser of any of its obligations and liabilities hereunder; provided, however, only the Purchaser’s assignees or designees who acquired the Portfolio shall be liable, jointly and severally, for any liability hereunder after the Closing.

11.3	Successors and Assigns. The benefits and burdens of this Agreement shall inure to the benefit of and bind Purchaser and Sellers and their permitted successors and assigns.

11.4
Days. If any action is required to be performed, or if any notice, consent or other communication is given, other than on a business day, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the next business day. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

11.5	Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

11.6
Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

11.7
Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby provided the parties realize the material benefits of this Agreement, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.8
Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby including without limitation fees of attorneys, engineers and accountants.

11.9
Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to (or the date delivery is refused by) the intended recipient.

If to Purchaser:	Hersha Hospitality Limited Partnership 148 Sheraton Drive New Cumberland, PA 17070 Attn: Ashish R. Parikh Electronic mail address: ashish@hersha.com Telephone: 717-770-2405 Facsimile: 717-774-7383

With a copy to:	Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 Attn: Sander Ash Electronic mail address: sash@sandw.com Telephone: 617-338-2967 Facsimile: 617-338-2880

If to any Seller:
LodgeWorks, L.P.
8100 East 22nd Street
Building 500
Wichita, Kansas 67226
Attn: B. Anthony Isaac
Electronic mail address:tony.isaac@lodgeworks.com
With a copy to the same address attn: General Counsel
Electronic mail address:john.morse@lodgeworks.com
Telephone: 316-861-5100
Facsimile:   316-681-0905

With a copy to:	Harvey R. Sorensen Foulston Siefkin LLP 1551 N. Waterfront Parkway, Suite 100 Wichita, Kansas 667206 Electronic mail address: hsorensen@foulston.com Telephone: 316-291-9774 Facsimile: 316-267-6345

If to the Escrow Agent:	All American Abstract Company, Inc. 2854 Egypt Road Audubon, PA 19403 Attn: Leo T. White, Esq. Electronic mail address: LTWEsquire@aol.com Telephone: 610-666-4885 Facsimile: 866-514-9554

Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and the Escrow Agent in a manner described in this Section.

11.10	Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

11.11
Survival. All of the representations, warranties, covenants and agreements of Sellers and Purchaser made in, or pursuant to, this Agreement shall survive the Closing, and shall not merge into the Deeds or any other document or instrument executed and delivered in connection herewith; provided any action with respect to any breach of a representation or warranty shall be commenced not later than the first anniversary of the Closing Date.

11.12
Further Assurances. Sellers and Purchaser covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

11.13
No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Sellers and Purchaser specifically established hereby.

11.14	Time of Essence. Time is of the essence with respect to every provision hereof.

11.15
Confidentiality. Purchaser and Sellers and their representatives, including any professionals representing Purchaser and Sellers, shall keep the material business terms of this Agreement strictly confidential, except to the extent disclosure is compelled by law, and then only to the extent of such compulsion.

11.16
Publicity. The parties agree that except as required by law, no party shall contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding the business terms of this Agreement to a third party without obtaining the prior written consent of all parties. No party, or its employees with Knowledge of the transactions contemplated herein, shall trade in the securities of any affiliate of Purchaser until a public announcement of the transactions contemplated by this Agreement has been made public. Notwithstanding anything in Section 11.15 and Section 11.16 to the contrary, Purchaser shall have the right to report any information relating to this transaction required to be reported to any governmental entity, in connection with tax reporting information filed by Purchaser with the governmental entity or as may be required by any other governmental regulatory entity without obtaining Sellers’ consent.

11.17	Joint and Several. The obligations of Sellers hereunder shall be joint and several.

11.18
Exchange. Purchaser and Sellers acknowledge that either party may wish to structure this transaction as a tax deferred exchange of like-kind property within the meaning of Section 1031 of the Code. Each party agrees to reasonably cooperate with the other party to effect such an exchange; provided, however, that (i) the cooperating party shall not be required to acquire or take title to any exchange property, (ii) the cooperating party shall not be required to incur any expense (including attorneys’ fees) or liability whatsoever in connection with the exchange, and the cooperating party shall be periodically reimbursed upon request in the event any such expenses are, in fact, incurred, and (iii) no substitution of the effectuating party shall release said party from any of its obligations under this Agreement.

11.19
Sellers’ Representatives. Each Seller hereby appoints Sellers’ Representative as its exclusive representative and agent to act for it with respect to all matters relating to this Agreement including, without limitation, (a) waiver of one or more of the terms hereof, (b) the giving and receiving of notices and (c) the amendment or modification of this Agreement or any of the documents or instruments delivered in connection herewith. The appointment of the Sellers’ Representatives is coupled with an interest, is irrevocable and shall not be revoked by, and shall survive, the death, incompetency, liquidation, dissolution or bankruptcy of any Seller.

11.20
Financials. Sellers shall provide Purchaser with access to the books and records of Sellers for the purpose of preparing audited financial statements for the Portfolio with respect to the 2003, 2004, 2005 calendar years and stub 2006 period, such financial statements to be prepared at the Purchaser’s sole cost and expense. Sellers shall provide Purchaser and its accountants with such truthful certifications with respect to such financials as they shall from time to time reasonably require. Sellers shall provide to Purchaser copies of all audited financial reports with respect to the Portfolio and hereby consent to their use by Purchaser in connection with Purchaser complying with applicable securities laws, rules and regulations including any requirements of the Securities and Exchange Commission. Sellers shall, at no out-of-pocket cost or expense to Sellers, cooperate with Purchaser in obtaining similar consents from the auditors of such financing reports. The provisions of this Section 11.20 shall survive the Closing.

[The remainder of the page is intentionally left blank

IN WITNESS WHEREOF, Sellers and Purchaser, intending to be legally bound, have caused this Agreement to be executed in their names by their respective duly-authorized representatives.

SELLERS:

BRIDGEWATER HOTELWORKS ASSOCIATES, L.P.
By:	Bridgewater Hotelworks Corporation, its general partner
By:
Name:
Title:

CHARLOTTE HOTELWORKS ASSOCIATES, L.P.
By:	HotelWorks Ownership Corporation, its general partner
By:
Name:
Title:

GAITHERSBURG HOTELWORKS ASSOCIATES, L.P.
By:	Gaithersburg HotelWorks Corporation, its general partner
By:
Name:
Title:

PLEASANT HILL LODGING PARTNERS L.P.
By:	Pleasant Hill Partners Corporation, its general partner
By:
Name:
Title:

PLEASANTON HOTELWORKS ASSOCIATES, L.P.
By:	Pleasanton HotelWorks Corporation, its general partner
By:
Name:
Title:

SCOTTSDALE HOTELWORKS ASSOCIATES, L.P.
By:	Scottsdale HotelWorks Corporation, its general partner

By:
Name:
Title:

HARRISON HOTELWORKS ASSOCIATES, L.P.
By:	Harrison HotelWorks Corporation, its general partner
By:
Name:
Title:

PURCHASER:

HERSHA HOSPITALITY LIMITED PARTNERSHIP
By:	Hersha Hospitality Trust, its general partner
By:
Name:
Title:

In consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Chicago HotelWorks Hospitality Corporation agrees to be bound by the terms of the foregoing applicable to it.

Chicago HotelWorks Hospitality Corporation

By:
Name:
Title:

The Title Company executes this Agreement for the purposes of acknowledging its Agreement to serve as escrow agent in accordance with the terms of the Agreement and to acknowledge receipt of the Deposit (if in the form of a check, subject to clearance) from Purchaser.

By:

List of Exhibits and Disclosure Schedules

Exhibit A -	Schedule of Properties and Allocated Purchase Prices
Exhibit B -	Additional Excluded Assets
Exhibit C -	Form of Deposit Letter of Credit
Exhibit D -	Insurance Policies
Exhibit E -	Legal Descriptions of the Land
Exhibit F-1 -	Space Lease
Exhibit F-2 -	Amended and Restated Space Lease
Exhibit G -	Form of Management Agreement
Exhibit H -	Form of Pooling Agreement
Exhibit I -	Litigation
Exhibit J -	Operating Agreements
Exhibit K -	Form of Earn-Out Agreement
Exhibit L -	FF&E, and Fixed Asset Supplies
Exhibit M -	Form of Right of First Offer Agreement
Exhibit N -	[INTENTIONALLY OMITTED]
Disclosure Schedule 3.4
Disclosure Schedules Identified